EXHIBIT 10.26

February 5, 2004

Mr. Sidney Prince

Gold Kist Inc.

244 Perimeter Center Parkway, N.E.

Atlanta, GA 30346-2397

Dear Mr. Prince:

This letter is to confirm El Pollo Loco, Inc.’s (“EPL”) selection of Gold Kist Inc. (“Gold Kist”) as a supplier to the El Pollo Loco System (the “EPL System”). The EPL System includes company operated units and Franchise units that elect to purchase product from Gold Kist.

As discussed and agreed by and between EPL and Gold Kist; Gold Kist will supply the EPL System with:

* pounds - Whole chicken, EPL Specification *. $ */lb delivered to MBM/Rancho Cucamonga, CA and $ */lb delivered to MBM/Pleasanton, CA.

Subject to the products approval by EPL Quality Assurance, up to 50% of the EPL System needs for the following products (the precise quantities and percentage of system needs to be determined by EPL, in its sole discretion):

Fresh Breast Meat- EPL Specification *. $ */lb delivered to MBM/Rancho Cucamonga, CA and $*/lb delivered to MBM/Pleasanton, CA. *

Fresh Thigh Meat- EPL Specification *. $*/lb delivered to MBM/Rancho Cucamonga, CA and $*/lb delivered to MBM/Pleasanton, CA

*	Confidential material redacted and filed separately with the Commission.

Terms: Net 14 Days.

Pricing contract period 03/01/04 through 03/01/05.

Mr. Sidney Prince

Gold Kist Inc.

Gold Kist will make available to El Pollo Loco:

•	State of the Art Research Center and Test Kitchen (Atlanta, GA)

•	Corporate Chef Available for Menu Consultation and Development in person or via teleconference or phone

•	Designated Food Technologist assigned to El Pollo Loco’s account with ability to be in market for testing and development

•	Corporate QA manager with over 15 years foodservice plant and QA experience assigned to El Pollo Loco account to interface with El Pollo Loco’s QA team

•	Use of Gold Kist Plants for Testing

•	Access to DSI, Fully Cooked, IQF, and Par-Fry technology and assistance from Gold Kist Staff

•	Web-based Quality Assurance Data available on-line at a secured El Pollo Loco web address, if requested

•	Bilingual labeling if requested

Additionally, Gold Kist agrees that it will not sell, offer to sell, nor contract with any other authorized purchasers of EPL products to sell any of the products set forth above for a price equal to or less the than the prices set forth in this letter, unless said authorized purchaser agrees to purchase an amount of the product in question which is substantially greater than that set forth herein for said product. Notwithstanding, in the event Gold Kist receives an offer from another authorized purchaser of EPL products to purchase any of the EPL products described in this letter for a price less than those set forth herein, and the proposed contracted volume is not substantially greater than that set forth herein for said product, EPL, in its sole discretion, may permit the proposed transaction on the condition that the same pricing is extended to EPL for the balance of the term of the agreement described herein.

Please sign and return both copies of this letter. After I have received the signed copies, I will sign and return a copy for your files. Signing this letter acknowledges acceptance of the terms and conditions as presented above.

Sidney, thank you for your help and support on this matter and please contact me with any questions.

Sidney Prince Gold Kist Inc.	Joe Stein El Pollo Loco, Inc.

cc:	Mary Beth Ritchie, Shanae Brown/MBM, Greg McGuckin/MBM, Terrie Massey/MBM